Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements pertaining to the Computer Programs and Systems, Inc. 2002 Stock Option Plan (Form S-8 No. 333-97431), the Computer Programs and Systems, Inc. 401(k) Retirement Plan (Form S-8 No. 333-98543) and the Computer Programs and Systems, Inc. 2005 Restricted Stock Plan (Form S-8 No. 333-131165) of our report dated February 3, 2004, with respect to the 2003 financial statements and schedule of Computer Programs and Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Birmingham, Alabama

March 13, 2006